EXHIBIT 32

      In connection with the quarterly report of Biocurex, Inc., (the “Company”) on Form 10-Q for the quarter ended September 30, 2009 as filed with the Securities and Exchange Commission (the “Report”) Dr. Ricardo Moro, the Principal Executive Officer of the Company and Gladys Chan, the Principal Financial Officer of the Company, certify pursuant to 18 U.S.C. Sec. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of their knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the company.

November 13, 2009	/s/ Ricardo Moro
Dr. Ricardo Moro, Principal Executive Officer

November 13, 2009	/s/ Gladys Chan
Gladys Chan, Principal Financial Officer